Exhibit 10.20

PATENT ASSIGNMENT AGREEMENT

THIS PATENT ASSIGNMENT AGREEMENT (the “Agreement”) by and between ____________ ("ASSIGNOR"), and Accurexa, Inc., a corporation organized and existing under the laws of the State of Delaware, with principal offices located at 113 Barksdale, Newark, DE 19711, United States of America ("ASSIGNEE"), is effective as of July 20, 2016 (“Effective Date”).

ARTICLE 1 – BACKGROUND

1.1

ASSIGNOR is the inventor of certain Intellectual Property (“IP”) Rights (as defined below) and has the right to sell, assign and transfer said IP Rights.

1.2

ASSIGNEE desires to obtain rights under the IP Rights to develop and commercialize certain of the inventions disclosed and claimed therein.

1.3

ASSIGNEE recognizes the contribution of ASSIGNOR to the development of the inventions disclosed and claimed in the Patent Rights and is willing to pay compensation to ASSIGNOR as set forth in this Agreement.

1.4

ASSIGNOR is willing to sell, assign and transfer said IP Rights to ASSIGNEE, subject to the terms and conditions of this Agreement.

1.5

In consideration of the premises and the mutual covenants contained in this Agreement, ASSIGNOR and ASSIGNEE (hereinafter the “Parties” or singularly a “Party”) agree to the terms of this Agreement.

ARTICLE 2 – DEFINITIONS

For the purposes of this Agreement, the following words and phrases shall have the following meaning:

2.1

“Affiliate” shall mean any entity or person that directly or indirectly controls, is controlled by, or is under common control with ASSIGNEE.  For purposes of this definition, “control” means possession of the power to direct the management of such entity or person, whether through ownership of more than fifty percent (50%) of voting securities, by contract, or otherwise.

2.2

“Confidential Information” is defined in Section 11.1.

2.3

“Effective Date” is defined in the introductory paragraph of this Agreement.

2.4

"First Commercial Sale" shall mean the initial transfer by or on behalf of ASSIGNEE of Assigned Products or the initial practice of Assigned Processes by or on behalf of ASSIGNEE in exchange for cash or some equivalent to which value can be assigned for the purpose of determining Net Sales.

2.5.

“ASSIGNOR’s Intellectual Property (IP)” means Patent Rights (as defined below).

2.6

“Assigned Process” shall mean any process, method, procedure, or service necessary for research, development, manufacture, or commercialization activity, the practice of which falls within the limitations of an issued, unexpired claim of the Patent Rights.

2.7

"Assigned Product" shall mean any product or part thereof which:

(a)

is covered in whole or in part by an issued, unexpired claim of the Patent Rights in the country in which any such product or part thereof is made, used, or sold; or

(b)

is manufactured by using a process or is employed to practice a process which is covered in whole or in part by an issued, unexpired claim contained in the Patent Rights in the country in which any Assigned Process is used or in which such product or part thereof is used or sold.

2.8

"ASSIGNEE" is understood to include all of its Affiliates.

2.9

“Net Sales” shall mean:

(a)

gross invoice price from the sale, lease, or other transfer or disposition of the Assigned Products or Assigned Processes to third parties, or from services performed using Assigned Products or Assigned Processes for third parties, by ASSIGNEE or Affiliates, less the following deductions, provided they actually pertain to the disposition of the Assigned Products or Assigned Processes and are separately invoiced:

(i)

all discounts, credits, and allowances on account of returns;

(ii)

transportation and insurance; and

(iii)

duties, taxes, and other governmental charges levied on the sale, transportation, or delivery of Assigned Products or practice of the Assigned Processes, but not including income taxes.

No deductions shall be made for any other costs or expenses, including but not limited to commissions to independents, agents, or those on ASSIGNEE’s or an Affiliate’s payroll or for the cost of collection.

(b)

“Net Sales” shall not include the gross invoice price for Assigned Products or Assigned Processes sold to, or services performed using Assigned Products or Assigned Processes for, any Affiliate unless such Affiliate is an end-user of any Assigned Product or Assigned Process, in which case such consideration shall be included in Net Sales at the average selling price charged to a third party during the same quarter.

2.10

"Patent Rights" shall mean all of the following ASSIGNOR’s intellectual property:

_________________________________

2.11

“Term” is defined in Section 9.1.

2.12

“Territory” shall mean the world.

ARTICLE 3 – ASSIGNEMENT

3.1

Subject to the terms and conditions of this Agreement, ASSIGNOR hereby sells, assigns and transfers unto ASSIGNEE, its successors and assigns, __________________________.

ARTICLE 4 – ROYALTIES AND OTHER CONSIDERATION

4.1

For the Patent Rights assigned hereunder, ASSIGNEE shall pay royalties and other consideration to ASSIGNOR in the manner hereinafter provided to the end of the term of the IP Rights:

(a)

Assignment Fee:  ASSIGNEE shall issue 450,000 shares of ASSIGNEE’s common stock to ASSIGNOR upon signing of the Agreement.

(b)

Running Royalties:  ASSIGNEE shall pay to ASSIGNOR running royalties in the form of _ Percent (_%) of Net Sales upon First Commercial Sale in a country with a valid, issued patent.

4.2

All amounts payable hereunder by ASSIGNEE shall be paid in full, without deduction of taxes or other fees which may be imposed by any government.

ARTICLE 5 - RECORDS AND REPORTS

5.1

ASSIGNEE shall keep full, true, and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to ASSIGNOR hereunder.  Said books of account shall be kept at ASSIGNEE’s principal place of business or the principal place of business of the appropriate operating subsidiary of ASSIGNEE to which this Agreement relates.  Said books and the supporting data shall be open, to the extent relevant to the licenses granted hereunder, at all reasonable times for three (3) years following the end of the calendar year to which they pertain, to the inspection of ASSIGNOR or its agents for the purpose of verifying ASSIGNEE’s royalty statements or compliance in other respects with this Agreement.   The cost of such inspection by ASSIGNOR shall be at ASSIGNOR’s expense .  If, based on the results of such inspection, additional payments are owed by ASSIGNEE under this

Agreement, such additional payments shall be made within sixty (60) days after the date on which such inspection report is delivered to ASSIGNEE.

5.2

ASSIGNEE shall report to ASSIGNOR the date of First Commercial Sale of an Assigned Product or Assigned Process in each country within thirty (30) days of occurrence.

5.3

After the First Commercial Sale of an Assigned Product or Assigned Process, ASSIGNEE shall, within sixty (60) days after each December 31 of each year, deliver to ASSIGNOR true and accurate reports, giving such particulars of the business conducted by ASSIGNEE with respect to the Assigned Products or Assigned Processes during the preceding twelve-month period under this Agreement as shall be pertinent to a royalty accounting hereunder.  With each such report submitted, ASSIGNEE shall pay to ASSIGNOR the royalties and other amounts then due and payable under this Agreement.  If no royalties or other amounts shall be due, ASSIGNEE shall so report.

ARTICLE 6 - INFRINGEMENT

In the event of any action for infringement, or institution of any proceedings challenging the validity of any of the patents under the Patent Rights in the Licensed Field, ASSIGNEE shall have the right, but not the obligation, at its own expense and in its own name, to prosecute actions or defend proceedings.  ASSIGNOR will assist ASSIGNEE in actions or proceedings, if so requested, and will lend its name to actions or proceedings if required by ASSIGNEE or by law.  If ASSIGNEE elects not to bring any action for infringement of or defend any proceedings challenging the validity of any of the patents under the Patent Rights as aforesaid, ASSIGNOR shall have the right but not the obligation to bring action or defend proceedings in its own name and at its own expense.  ASSIGNEE shall assist ASSIGNOR in such actions or proceedings, if so requested, and will lend its name to actions or proceedings if required by ASSIGNOR or by law.  In the event of a recovery with respect to an action for infringement, ASSIGNOR and ASSIGNEE shall first be reimbursed for costs of prosecuting or defending the action, and any resulting balance shall be paid seventy percent (70%) to the Party defending or prosecuting the action and thirty percent (30%) to the other Party.

ARTICLE 7 – PRODUCT LIABILITY

ASSIGNEE shall at all times during the term of this Agreement and thereafter, indemnify, defend, and hold ASSIGNOR, its trustees, directors, officers, employees, and affiliates, harmless against all claims, proceedings, demands, and liabilities of any kind whatsoever, including legal expenses and reasonable attorneys’ fees, arising out of the death of or injury to any person or persons or out of any damage to property, or resulting from the production, manufacture, sale, use, consumption or advertisement of the Assigned Products or Assigned Processes or arising from any obligation of ASSIGNEE hereunder.

ARTICLE 8 - DISPUTE RESOLUTION

Except for the right of either Party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm, any and all claims, disputes, or controversies arising under, out of, or in connection with this Agreement (including the validity of any patent within Patent Rights) which the Parties shall be unable to resolve within sixty (60) days shall be mediated in good faith.  The Party raising such dispute shall promptly advise the other Party of such claim, dispute, or controversy in writing, which describes in reasonable detail the nature of such dispute.  By not later than fifteen (15) business days after recipient has received such notice of dispute, each Party shall have selected for itself a representative who shall have the authority to bind such Party and shall additionally have advised the other Party in writing of the name and title of such representative.  By not later than thirty (30) business days after such notice of dispute, the Party against whom the dispute shall be raised shall select a mediation firm and such representatives shall schedule a date with such firm for a mediation hearing.  The Parties shall enter into good faith mediation and shall share the costs equally.  If the representatives of the Parties have not been able to resolve the dispute within thirty (30) business days after such mediation hearing, the Parties shall have the right to pursue any other remedies legally available to resolve such dispute and any suit relating to this Agreement shall be brought in the State of Delaware.

ARTICLE 9 – TERM

9.1

The Term of this Agreement shall extend from the Effective Date until expiration of the patent under the Patent Rights.

ARTICLE 10 – PAYMENTS, NOTICES AND OTHER COMMUNICATIONS

Any payment, notice, or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such Party by Email, certified first class mail, or postage prepaid, addressed to it at its address below:

ASSIGNOR:

[Address]

ASSIGNEE:

Accurexa, Inc.

113 Barksdale

Newark, DE 19711

ARTICLE 11 – CONFIDENTIALITY

11.1

Confidential Information.

“Confidential Information” shall mean any non-public information of a Party, including but not limited to business plans, products, technical data, specifications, documentation, rules and procedures, contracts, presentations, know-how, product plans, business methods, product functionality, services, data, customers, markets, competitive analysis, databases, formats, methodologies, applications, developments, inventions, processes, payments, delivery and inspection of procedures, designs, drawings, algorithms, formulas, and information related to intellectual property, engineering, marketing, and finance.

11.2

Disclosures by ASSIGNOR.   ASSIGNOR may, from time to time, disclose its Confidential Information to ASSIGNEE. ASSIGNEE shall not disclose ASSIGNOR’s Confidential Information to any third party except as follows:

(i)

to its Affiliates, and any employees, officers, directors, contractors, or other agents or representatives of ASSIGNEE or any of the foregoing for purposes related to the exercise of the rights granted under this Agreement; or

(ii)

under conditions of confidentiality to prospective or actual investors, lenders, acquirors, strategic partners, and investment bankers in connection with its financing, acquisition, licensing, development, commercialization, and stockholder relations activities provided that, ASSIGNEE requires such recipients of ASSIGNOR’s Confidential Information to protect the confidentiality of such Confidential Information. ASSIGNEE may also disclose ASSIGNOR’s Confidential Information as it reasonably deems necessary or advisable in connection with the prosecution, maintenance, defense and enforcement of the PATENT RIGHTS or in connection with the pursuit or maintenance of regulatory or marketing approvals for, or commercialization of, Assigned Products or Assigned Processes.

11.3

Disclosures by ASSIGNEE.  ASSIGNEE, through its employees or other agents, may disclose its Confidential Information to ASSIGNOR. ASSIGNOR (i) shall not disclose such Confidential Information to any third party, (ii) shall treat such information with the same degree of care as it treats its own confidential information, which shall be no less than reasonable, and (iii) shall only use such information for purposes of enforcing its rights under this Agreement.

11.4

Limits on Confidential Information.  Confidential Information under this Agreement shall not include information:

(i)

which at the time of disclosure is in the public domain;

(ii)

which, after disclosure, becomes part of the public domain by publication or otherwise, except by the breach of this Agreement by either Party;

(iii)

which was (a) in the recipient Party’s possession in documentary form at the time of disclosure or (b) independently developed by or for the recipient Party by any person or persons who had no knowledge or benefit of the other Party’s Confidential Information, as evidenced by written documentation; and

(iii)

which a Party received without obligation of confidentiality or limitation on use from a third party who had the lawful right to disclose such information and who did not obtain such information under an obligation of confidentiality to either Party; and

Confidential Information disclosed under this Agreement shall not be deemed to be within the foregoing exceptions merely because such information is embraced by more general information in the public domain or in the possession of a Party. In addition, any combination of features shall not be deemed to be within the foregoing exceptions merely because individual features are in the public domain or in the Party’s possession, but only if the combination itself and its principle of operation are in the public domain or in the Party’s possession.

11.5

Allowed Disclosures.  Notwithstanding any other provision of this Agreement, disclosure by a recipient Party of the other Party’s Confidential Information shall not be precluded if such disclosure:

(i)

is in response to a valid order of a court or to another governmental body of the United States or any political subdivision thereof; or

(ii)

is required by law or regulation;

provided, however, that, in either case, the Party required to make such disclosures shall (1) have made reasonable effort to give prompt notice to the other Party to permit it to seek a protective order or grant of confidentiality, (2) cooperate with the other Party’s efforts to seek confidential or protective treatment of such information, as reasonably requested by the other Party, and (3) minimize the extent of any such disclosure.

ARTICLE 12 – GENERAL

12.1

Legal Compliance.  ASSIGNEE shall comply with all applicable federal, state, and local laws and regulations in connection with its activities pursuant to this Agreement.

12.2

Integration.  This Agreement constitutes the entire agreement between the Parties relating to the subject matter thereof, and all prior negotiations, representations, agreements, and understandings are merged into, extinguished by, and completely expressed by it.

12.3   Effect of Agreement.  This Agreement is binding upon the Parties hereto, and shall inure to the benefit of the Parties, and their respective agents, attorneys, insurers, employees, representatives, officers, directors, partners, principals, divisions, indemnitors, indemnitees, parent companies, grandparent companies, subsidiaries, affiliates, associates, consultants, assigns, heirs, predecessors, and successors in interest, successor trusts, trustees, shareholders and any trustee in bankruptcy or debtor in possession.

12.4   Construction and Interpretation.  This Agreement and its effect are subject to and shall be construed and enforced in accordance with the laws of the State of Delaware without regard to its choice of law principles. The drafting and negotiation of this Agreement have been participated in by each of the Parties, and any rule of construction to the effect that any ambiguity is to be resolved against the drafting Party shall not be applied to the interpretation of this Agreement.

12.5

Severability.  The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

12.6

Execution and Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.  All counterparts together shall constitute one and the same original.

12.7   Authority.  Each Party represents and warrants for itself that the individual executing this Agreement on its behalf is authorized to do so and to bind the Party on whose behalf he is signing to the terms, obligations and conditions set forth herein.

12.8   Modification or Amendment.  This Agreement may not be modified or amended except in writing signed by all Parties hereto.

12.9    Further Assurance and Documents.  The Parties, and each of them, agree to execute any and all additional documents and to do all things reasonably necessary to carry out and implement the provisions of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives.

[ASSIGNOR]

[ASSIGNEE]

______________________________

______________________________

By:

By:

Title:

Title:

Date:

Date: